Exhibit 10.17

WHITNEY HOLDING CORPORATION

AMENDED AND RESTATED

2001 DIRECTORS’ COMPENSATION PLAN

As amended and restated effective January 1, 2008

WHITNEY HOLDING CORPORATION
2001 DIRECTORS’ COMPENSATION PLAN

Amount of Service Benefit	11
Time of Payment	11
Single-Sum Payment	11
Schedule A	12
Special Payment Election Rules	12

ARTICLE X - DEATH BENEFITS	12
Beneficiary Designation	12
Participant's Death Before Benefit Commencement Date	12
Participant's Death After Benefit Commencement Date	12
Death of Beneficiary	13

ARTICLE XI - HARDSHIP WITHDRAWALS AND OTHER DISTRIBUTIONS	13
Withdrawals on Account of Financial Hardship or Unforeseeable Emergency	13
Early Payments	14
Change in Control	15
Disability Benefit	15

ARTICLE XII - PLAN ADMINISTRATION	15
Powers	15
Payments	16
Delegation of Administrative Authority	16

ARTICLE XIII - PARTICIPANTS' RIGHTS	16
Spendthrift Provision	16
Transfer of Options	16
Obligation for Benefit Payments	16
Tax Reporting	17

ARTICLE XIV - MISCELLANEOUS	17
Termination of Plan	17
Amendment and Modification	17
Funding	17
Inurement	18
Governing Law	18

- ii -

WHITNEY HOLDING CORPORATION
AMENDED AND RESTATED
2001 DIRECTORS’ COMPENSATION PLAN

Whitney Holding Corporation, a corporation organized and existing under the laws of the State of Louisiana (the “Company”), hereby establishes the Whitney Holding Corporation 2001 Directors’ Compensation Plan (the “Plan”). The Plan was subsequently amended and restated effective as of January 1, 2008 in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  This Plan was originally intended to amend and restate the Whitney Holding Corporation Directors’ Compensation Plan, which plan was most recently amended and restated, effective as of April 24, 1996 (the “Predecessor Plan”).

ARTICLE I
PURPOSE

The Plan is established to advance the interests of shareholders by encouraging and enabling the Company to attract, motivate and retain non-employee members of the Board of Directors of the Company and its Affiliates (as defined below), by ensuring that each director who is not a common-law employee of the Company or its Affiliates acquires and maintains an appropriate equity interest in the Company through ownership of the Company’s Common Stock (as defined below). The Plan is also intended to include an unfunded deferred compensation arrangement for the benefit of non-employee members of the Board of Directors of the Company and its Affiliates. In accordance with such intent, any obligation of the Company or an Affiliate to pay benefits hereunder shall be deemed to be an unsecured promise, and any right of a participant or beneficiary to enforce such obligation shall be solely as a general creditor of the Company or its Affiliate.

ARTICLE II
DEFINITIONS

2.1           Accounts or Account means the aggregate of a Participant’s Deferred Benefit Accounts and/or a Director’s Predecessor Account, as the case may be.

2.2           Affiliate means any corporation or other form of entity of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock or other equity interests, provided that such entity is designated by the Committee as a participating entity hereunder on Exhibit A hereto.

2.3           Beneficiary means the person, persons, entity or entities designated by a Participant to receive death benefits hereunder.

2.4           Benefit Commencement Date means the date on which the payment of a Participant’s service benefit is paid or first commences. Such date shall be designated by each Participant during the On-Line Enrollment process or on Schedule A hereto.  If more than one

Deferred Benefit Account is maintained for a Participant hereunder, a separate Benefit Commencement date shall be designated with respect to each such account.

2.5           Board or Board of Directors means the Board of Directors of the Company.

2.6           Change in Control means a Change in Control as defined in the Whitney Holding Corporation 2007 Long-Term Compensation Plan, as the same may be amended or restated from time to time, provided that such Change in Control meets the definition of a “change in control event” as defined in § 1.409A-3(j)(5) of the Final Regulations under Section 409A of the Code.

2.7           Class Year means each calendar year.  Notwithstanding the foregoing, the “2004 Class Year” includes all amounts deferred into the Plan in 2004 and any calendar years prior to 2004.

2.8           Committee means the members of the Compensation Committee of the Board of Directors of the Company.

2.9           Common Stock means no par value voting common stock issued by the Company.

2.10           Common Stock Credits means units representing shares of Common Stock.

2.11           Deferral Election means an election by an Eligible Director to defer Fees or the receipt of Common Stock for each Class Year, which election shall be made, in writing, in accordance with the provisions of Article VII hereof.

2.12           Deferred Benefit Account means an account maintained on the books of the Company with respect to a Participant hereunder.  Each such account shall relate to deferrals made for each Class Year as designated by such Participant.

2.13           Determination Date means the Annual Determination Date and such other dates as may be designated, from time to time, by the Committee. Annual Determination Date means the last day of the Plan Year. The designation of such Determination Dates need not be uniform as to all Accounts maintained hereunder.

2.14           Director’s Predecessor Plan means the Unfunded Plan of Deferred Compensation for Directors of Whitney National Bank first adopted as of November 21, 1990.

2.15           Eligible Director means an individual, other than a common-law employee, who serves as a member of the Board of Directors of the Company or the Board of Directors of an Affiliate, provided that such Affiliate is designated by the Committee as a participating entity hereunder.

2.16           Enrollment Period means the period designated by the Company’s Corporate Human Resource Department each year, provided however, that such period shall end on or before the last business day of each year.

2.17           Fair Market Value means the closing price of Common Stock as quoted on the National Association of Securities Dealers Automated Quotation System National Market (Nasdaq NM) or other exchange on which Common Stock is regularly traded as of the date specified herein. If no Common Stock is traded on such date, then Fair Market Value shall be the closing price on the date Common Stock last traded on such system or exchange.

2.18           Fees means the annual remuneration paid by the Company or an Affiliate to each Eligible Director for his or her service as a member of the Board of Directors (or the Board of Directors of an Affiliate) and for service on certain committees thereof, whether paid as a retainer, meeting or committee fee or otherwise in the form of cash or Common Stock.

2.19           Financial Hardship means the occurrence of a severe financial hardship resulting from extraordinary and unforeseeable circumstances beyond the control of the Participant, including a Disability.  Any distribution for hardship shall be limited to amounts in a Participant’s Grandfathered Account.

2.20           Grandfathered Account means the value of the Deferred Benefit Account of each Participant on December 31, 2004, including (i) any amounts to which the Participant was entitled to receive as of such date, even if such amount had not been credited to a Participant’s Deferred Benefit Account as of December 31, 2004, and (ii) any earnings accruing to the Participant’s Grandfathered Account.  For purposes of this Plan, no part of the Participant’s Grandfathered Account shall be subject to Code Section 409A.  A Participant’s “Non-Grandfathered Account” shall equal the Participant’s Deferred Benefit Account balance on the date the Participant’s service as an Eligible Director ends, minus the amount of the Participant’s Grandfathered Account.  The Non-Grandfathered Account shall be subject to Code Section 409A.

2.21           On-Line Enrollment means the annual process completed by each Participant using Fidelity Investment’s Net-Benefits internet site which allows a Participant to electronically provide for the deferral of Fees and Common Stock under this Plan for each Class Year, the election of the form of benefit payment for each Class Year and the designation of a Benefit Commencement date for each Class Year.

2.22           Participant means an Eligible Director who is designated in accordance with Article IV hereof or an individual who elected to defer his or her Fees under the Directors Predecessor Plan.

2.23           Plan means this 2001 Amended and Restated Directors’ Compensation Plan, as may be amended from time to time. This Plan constitutes an amendment and restatement of and a successor to the Predecessor Plan.

2.24           Plan Year means the 12-month period beginning each January 1st and ending each December 31st; provided, however, that the first Plan Year shall commence as of the Effective Date and shall end as of December 31, 2001.

2.25           Schedule A means a written schedule that provides the designation of a Benefit Commencement Date for each Class Year and the election of the form of benefit payment for each Class Year. The terms of any such Schedule A are incorporated in this Plan by this reference. Any schedule or other form of deferral agreement executed by a Participant in accordance with the Directors Predecessor Plan shall be deemed to constitute a Schedule A hereunder.

2.26           Unforeseeable Emergency.  A severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or a dependent (as defined in Section 152 of the Code without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Except as otherwise provided herein, the purchase of a home and the payment of college tuition are not unforeseeable emergencies. Any distribution for an Unforeseeable Emergency shall be limited to amounts in a Participant’s Non-Grandfathered Account.

2.27           Other Definitions.  The following terms shall have the meanings ascribed below:  “Effective Date” is defined in Section 3.1 hereof; “Stock Transfer Date” is defined in Section 5.1 hereof; “Cause” is defined in Section 6.6 hereof; “Director’s Predecessor Account” is defined in Section 8.1 hereof; “Adverse Determination” is defined in Section 11.2 hereof; “Disabled or Disability” is defined in Section 11.4 hereof; and “Exchange Act” is defined in Section 13.2 hereof.

ARTICLE III
ADOPTION; RESERVATION OF SHARES

3.1           Adoption and Effective Date.  This Plan shall be effective as of April 25, 2001 (the “Effective Date”), if approved by the shareholders of the Company. The Plan shall remain in effect until terminated by the Board of Directors as provided in Section 14.1 hereof.

3.2           Number and Type of Shares.  Subject to adjustment as provided in Section 3.4 hereof, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 3% of the issued and outstanding Common Stock, as determined from time to time; but in no event, shall more than 750,000 shares be reserved for issuance or issued hereunder, which amount includes shares reserved for issuance under the Predecessor Plan not previously subject to grant or award thereunder.

Except as provided in Section 3.3 hereof, the number of shares available for grant, transfer, issuance or other payment under the Plan shall be reduced by the number of shares actually granted, transferred, issued or paid hereunder. Common Stock issued under the Plan may be authorized and unissued shares, issued shares held as treasury shares, shares acquired on the open market or through private purchase.

3.3           Cancellation.  Shares of Common Stock covered by grants or awards that are canceled, terminated, expired or otherwise lapse for any reason and that are not exercised or that are exchanged for other forms of compensation hereunder, shall again be available for grant or issuance under the Plan.

3.4           Adjustment.  In the event of any merger, consolidation or reorganization of the Company with another entity, there shall be substituted for each of the shares of Common Stock then subject to the Plan the number and kind of shares of stock or other securities to which the holders of Common Stock are entitled in the transaction.

In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the number of shares of Common Stock then outstanding for which the Company does not receive consideration, the number of shares of Common Stock then subject to the Plan shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such substitution or adjustment, the purchase price of any Option shall be adjusted to the extent necessary to prevent the dilution or enlargement of such grant hereunder.

ARTICLE IV
ELIGIBILITY AND PARTICIPATION

Participants hereunder shall be (a) Eligible Directors of the Company, (b) Eligible Directors of an Affiliate, provided the Committee has designated such Affiliate as a participating Affiliate hereunder, as provided on Exhibit A hereto, and (c) any member of the Board of Directors of the Company or an Affiliate who elected to defer his or her Fees under the terms of the Directors Predecessor Plan.

ARTICLE V
TRANSFER OF COMMON STOCK

5.1           Time of Transfer.  Common Stock shall be transferred annually to each Eligible Director or subject to a Deferral Election by an Eligible Director in an amount determined in accordance with Section 5.2 hereof as of each June 30th (the “Stock Transfer Date”), provided that the recipient thereof is an Eligible Director as of such date.

5.2           Number of Shares.  The number of shares of Common Stock transferred by the Company to each Eligible Director for receipt or deferral hereunder as of each Stock Transfer Date shall be 300, which amount shall be subject to adjustment, from time to time, as provided in Section 3.4 hereof.

5.3           Restrictions on Transfer.  Common Stock acquired as of June 30, 2001, under this Article V shall not be subject to sale, transfer, assignment, pledge, mortgage or other disposition by an Eligible Director for a period of six months and one day after the applicable date of transfer. Common Stock subsequently acquired hereunder shall be immediately transferable.

5.4           Deferral of Common Stock.  In lieu of the receipt of Common Stock hereunder, an Eligible Director may execute a Deferral Election with respect to such shares. Any such election shall comply with the provisions of Article VI hereof. Common Stock deferred pursuant to such an election shall be allocated to each affected Participant’s Deferred Benefit Account in the form of Common Stock Credits and shall be subject to the rules otherwise applicable to such accounts and credits.

ARTICLE VI
OPTIONS

           6.1           Type of Options.  The term “Option” shall mean the right to purchase shares of Common Stock from the Company. Options granted hereunder shall be nonqualified stock options. All such Options shall comply with the provisions of Section 6.2 hereof.

           6.2           Grant of Options.  Options shall be granted to each Eligible Director hereunder, subject to the following terms and conditions:

a.	Date of Grant. Options hereunder shall be granted annually as of each Stock Transfer Date, provided the recipient thereof is an Eligible Director as of such date.

b.	Option Price. The price of any Option granted hereunder shall be the Fair Market Value of Common Stock, determined as of the date of grant.

c.
Amount.  The number of shares of Common Stock subject to each Option granted hereunder shall be 1,000 shares, subject to adjustment as provided in Section 3.4 hereof. Effective as of June 30, 2002, the number of shares of Common Stock subject to each Option granted hereunder shall be 2,000 shares, subject to adjustment as provided in Section 3.4 hereof.

d.
Term.  Except as provided in Section 6.3, Options granted hereunder on or after June 30, 2002, shall be immediately exercisable; options granted prior to such date shall be exercisable six months and one day after the Stock Transfer Date on which such Options were granted. Options shall expire ten years from the date of grant.

e.	Agreement. Options granted hereunder shall be evidenced by a written agreement between the Committee and each Eligible Director.

           6.3           Early Termination of Options.  Notwithstanding the provisions of Section 6.2d hereof to the contrary, if a Participant ceases to serve on the Board for any reason, including death, disability or retirement, Options granted hereunder shall expire 12 months after the date on which he or she ceases such service.

           6.4           Manner of Exercise; Issuance of Common Stock.  An Option shall be exercised, in whole or in part, by providing notice to the Committee, specifying the number of shares of Common Stock to be purchased and accompanied by the full purchase price for such shares. The option price shall be payable in the form of cash (including cash equivalents) or in such other manner as may be authorized, from time to time, by the Committee in the terms of any letter or other agreement evidencing the terms of an Option, which may include by delivery of shares of Common Stock held by the Participant (whether mature or otherwise), or by a combination of Common Stock and cash. Common Stock tendered in payment of the option price shall be valued at Fair Market Value as of the date of exercise.

           A Participant may exercise Options and sell the shares of Common Stock acquired thereby pursuant to a brokerage or similar arrangement and use the proceeds of any such sale as payment of the purchase price of the shares.

           As soon as practicable after the receipt of written notification or exercise and payment of the option price in full, the Committee shall cause the Company to deliver to the Participant, registered in the Participant’s name, certificates representing shares of Common Stock in the appropriate amount.

           6.5           Rights as Shareholders.  Prior to the issuance of shares of Common Stock upon the exercise of an Option, a Participant shall have no rights as a shareholder with respect to the shares subject to such Option.

           6.6           Cause.  If Cause occurs with respect to any Participant, Options granted hereunder which are unexercised as of the occurrence of such Cause shall be forfeited. For this purpose “Cause” means that a Participant is found guilty by a court of competent jurisdiction, pleads guilty or pleads nolo contendere to any act of fraud or dishonesty against the Company or its Affiliates.

ARTICLE VII
DEFERRALS

7.1           Deferral of Fees and Common Stock.  An Eligible Director shall elect to defer his or her Fees:

a.
Initial Deferral Election.  During the 30-day period immediately following receipt of initial notice from the Committee in accordance with Article IV hereof; such election shall be effective with respect to Fees payable with respect to services performed after such election is received and accepted by the Committee and for shares of Common Stock transferred to such Eligible Director after such election is received and accepted by the Committee; or

b.
Subsequent Deferral Elections.  After the Participant’s Initial Deferral Election, each Participant is required to complete a new Deferral Election during each Enrollment Period.  Any such Deferral Elections made during the Enrollment Period shall apply solely to shares of Common Stock transferred and to Fees payable with respect to services performed after January 1 of the immediately following Class Year.

A Deferral Election hereunder shall be made, in writing on Schedule A or by using the On-Line Enrollment process, and shall be irrevocable during the Plan Year with respect to which the election relates or such longer period as may be designated by the Committee.

ARTICLE VIII
MAINTENANCE AND INVESTMENT OF DEFERRED BENEFIT ACCOUNTS

8.1           Establishment of Accounts.  The Company shall establish and maintain one or more of the following accounts for the benefit of each Participant hereunder:

a.
A Deferred Benefit Account, which shall be credited with an Eligible Director’s Fees deferred hereunder. A Deferred Benefit Account may be administered as one or more sub-accounts to facilitate (i) a particular method of crediting income, gain or losses, (ii) the administration of Common Stock Credits and dividend equivalent units, or (iii) for such other purpose as the Committee may deem necessary or appropriate; and/or

b.
A Director’s Predecessor Account, which shall be credited with each Participant’s balance in the Directors Predecessor Plan, determined as of the Effective Date (or such later date designated by the Committee). No additional deferrals shall be credited to such account.

8.2           Status of Accounts.  Accounts established hereunder shall be by bookkeeping entry only. The establishment and maintenance of any such account shall not be deemed to create a trust or other form of fiduciary relationship between the Company (or an Affiliate) and any Participant or Beneficiary or otherwise create, for the benefit of any Participant or Beneficiary, an ownership interest in or expectation of any specific asset of the Company (or of an Affiliate).

8.3           Investment Policy.  The Committee shall establish an investment policy with respect to amounts credited to Accounts maintained hereunder. Such policy may provide for the aggregation and investment of all Accounts, for the investment of such accounts in accordance with the specifications of each Participant or for a combination thereof. Such determination shall be made in the sole discretion of the Committee and need not be uniform as to all Accounts maintained hereunder.

If the Committee determines that the Accounts shall be aggregated for investment purposes, the Committee, in its discretion, shall direct the manner in which gain or loss is determined hereunder. If the Committee determines that Accounts shall be invested in accordance with the specifications of each Participant (or Beneficiary), the provisions of Section 8.4 hereof shall apply.

If a Participant ceases to be an Eligible Director of the Company or an Affiliate for any reason, the Committee, in its sole discretion, may direct that gain or loss credited to such Participant’s Accounts be determined with respect to one or more investments designated by the Committee or may permit such Participant or Beneficiary to continue to specify the investments in which his or her Accounts are deemed to be invested. Such determination shall be made in the sole discretion of the Committee and need not be uniform as to all Participants.

8.4           Investment of Accounts.  If the Committee permits a Participant (or Beneficiary) to provide investment specifications with respect to his or her Accounts, such Accounts may be invested in the following:

a.	An equity fund, which fund shall consist primarily of shares of common or preferred stock issued by companies other than the Company or an Affiliate;

b.
A stable value fund, which fund shall provide for the return of principal and interest at a rate established, from time to time, by such fund, a fund consisting of multiple guaranteed investment contracts, or a money market or similar cash equivalent fund;

c.
An international fund, which fund shall consist primarily of shares of publicly traded mutual funds that invest primarily in securities of companies located in the Americas (other than U.S.), the Far East, the Pacific rim and Western Europe;

d.
A fixed income fund, which fund shall consist primarily of interest-bearing securities issued by companies other than the Company and its Affiliates, commercial paper, interest-bearing securities issued by the United States government or an agency or instrumentality thereof and other forms of interest-bearing investments;

e.	Common Stock Credits; and

f.
Such other investment options as may be designated by the Committee, in its sole discretion, from time to time; provided, however, that a fund consisting solely or primarily of Common Stock Credits, shall at all times, be maintained hereunder.

8.5           Common Stock Credits.  Notwithstanding any provision of this Plan to the contrary, if a Participant elects to defer Common Stock in accordance with Section 5.4 hereof the Committee shall direct that the amount of such deferral shall be deemed invested in Common Stock Credits. Unless the Committee expressly provides to the contrary, Common Stock Credits allocated to a Participant’s Deferred Benefit Account shall be held and deemed invested in such credits at all times pending distribution.

The number of Common Stock Credits allocated to a Participant’s Deferred Benefit Account shall be based upon the Fair Market Value of Common Stock determined as of each applicable Determination Date. An amount equal to dividends payable with respect to Common Stock represented by the Common Stock Credits allocated to a Participant’s Deferred Benefit Account shall be credited to such account, in the form of additional Common Stock Credits. The amount of such credits shall be based upon the Fair Market Value of Common Stock as of the dividend payment date. Any stock dividend, stock split, or other recapitalization shall be reflected in the Common Stock Credits allocated to a Participant’s Deferred Benefit Account.

If a Participant’s deferrals hereunder are deemed invested in Common Stock Credits, then any distribution with respect to such deferrals shall be made in the form of Common Stock, with cash distributed in lieu of a fractional share. Prior to the distribution of Common Stock hereunder, a Participant shall have no rights as a shareholder with respect to amounts deemed invested in Common Stock Credits.

8.6           Accounting.  As of each Determination Date, a Participant’s Accounts shall be adjusted as follows:

a.	There shall be credited to each Deferred Benefit Account the amount of any Fees deferred not later than 30 days following the applicable payment date.

b.
Interest, gain or loss, including, without limitation, dividend equivalent units, shall be credited (or charged) to the Participant’s Accounts for the period since the immediately preceding Determination Date.

c.	Each Account shall be reduced by any payment or other form of distribution or transfer made since the immediately preceding Determination Date.

8.7           Valuation Notice.  At least as frequently as each Annual Determination Date, the Committee shall furnish each Participant with a valuation notice which includes the amounts credited to the Participant’s Accounts and the earnings, gains or losses allocated to such Accounts since the immediately preceding Determination Date.

ARTICLE IX
SERVICE BENEFITS

9.1           Form of Service Benefit.  A service benefit shall be payable in accordance with the Participant’s election on Schedule A or during the On-Line Enrollment process in the form of:

a.	Substantially equal annual installment payments for a period of five consecutive years; or

b.	Substantially equal annual installment payments for a period of ten consecutive years; or

c.	A single-sum payment.

If no election is received by the Committee for a Class Year, or if a Participant’s election cannot be administered, such Participant’s service benefit shall be distributed in the form of a single-sum payment. For purposes of this Plan, a Participant’s right to a series of installment payments, as elected during On-Line Enrollment process or on Schedule A is treated as the right to separately identified payments.

9.2           Amount of Service Benefit.  The amount of a Participant’s service benefit hereunder shall equal the amount credited to such Participant’s Accounts, determined in accordance with the following rules:

a.
If such benefit is paid in the form of a single-sum, such benefit shall equal the aggregate amount credited to such Participant’s Accounts for each Class Year as of the Determination Date that corresponds to or immediately follows such Participant’s Benefit Commencement Date.

b.
If such benefit is paid in the form of installments, the amount of each annual installment shall equal the aggregate value of the Participant’s Accounts for each Class Year as of the Annual Determination Date that coincides with or immediately precedes the payment date multiplied by a fraction (i) the numerator of which is one, and (ii) the denominator of which is the number of annual installments remaining to be paid pursuant to the Participant’s election. To effect the payment of any installment hereunder, each Participant’s investment specifications shall be deemed liquidated and distributed on a pro rata basis. During the installment period, the Participant’s Accounts shall be credited with income, gain or loss in accordance with the provisions of Article VIII hereof.

9.3           Time of Payment.  A Participant’s service benefit shall be payable (or payments shall commence) not later than the first day of the second calendar month immediately following the Benefit Commencement Date designated by the Participant for each Class Year. If a Participant’s service benefit for a Class Year is payable in the form of annual installments, any remaining installments shall be paid not later than March 1st of each succeeding Plan Year.

9.4           Single-Sum Payment.  If the value of a Participant’s Accounts is $50,000 or less as of the date on which his or her service as an Eligible Director with the Company and all Affiliates officially ceases, then notwithstanding any provision of this Plan to the contrary, the Committee shall distribute such amount to the Participant in the form of an immediate single-sum payment as of such date. No additional benefit shall be payable with respect to such Accounts.

9.5           Schedule A.  Each Participant’s elections on Schedule A or via the On-Line Enrollment process as to the designation of a Benefit Commencement Date and/or the form of payment shall apply to the aggregate amount allocated to each such Participant’s Deferred Benefit Account for the applicable Class Year.

A Participant shall be entitled to modify his or her Schedule A for the 2004 Class Year, from time to time, with respect to the designation of a Benefit Commencement Date or the form in which his or her service benefit is distributed hereunder; provided, however, that any such modification shall be effective only if received and accepted by the Committee at least 18 months prior to his or her termination of service on the Board of Directors of the Company and all Affiliates or 18 months prior to his or her Benefit Commencement Date for the 2004 Class Year, if earlier.

9.6           Special Payment Election Rules.  A Participant may make a change which delays the timing of distributions or changes the form of distributions from a Participant’s Non-Grandfathered Account only if the following requirements are met:

a.	Any election to change the time and form of distribution may not take effect until at least 12 months after the date on which the election is made;

b.	Other than in the event of death, the first payment with respect to such election must be deferred for a period of at least 5 years from the date such payment otherwise would have been made; and

c.	Any election related to a change in the payment date must be executed at least 12 months prior to the date on which the payment being changed was scheduled to begin.

ARTICLE X
DEATH BENEFITS

10.1           Beneficiary Designation.  A Participant shall be entitled to designate one or more Beneficiaries on forms provided by the Committee. Any such designation may be modified by delivery of a new designation to the Committee. Any designation or modification shall be effective upon its receipt and acceptance by the Committee. If a Participant fails to designate a Beneficiary or if a Participant’s designation cannot be administered, the Participant’s estate shall be deemed his or her Beneficiary hereunder.

10.2           Participant’s Death Before Benefit Commencement Date.  If a Participant dies after his or her Benefit Commencement Date, the Participant’s Beneficiary shall be paid a death benefit in the form of a single-sum payment, commencing as soon as practicable after the annual Determination Date following the Participant’s death.

10.3           Participant’s Death After Benefit Commencement Date.  If a Participant dies after his or her Benefit Commencement Date, the Company shall pay to the Participant’s Beneficiary the remaining benefit, if any, that would otherwise be payable to the deceased

Participant, determined in accordance with the terms of his or her elections on Schedule A or via the On-Line Enrollment process.

10.4           Death of Beneficiary.  In the event of the death of a Beneficiary, the remaining benefit to which such deceased Beneficiary was entitled, if any, shall be payable to the beneficiary or beneficiaries designated in writing by such Beneficiary on a form submitted to the Committee (or such benefits shall be payable to the Beneficiary’s estate if the Beneficiary fails to designate a successor beneficiary or beneficiaries).

ARTICLE XI
HARDSHIP WITHDRAWALS AND OTHER DISTRIBUTIONS

11.1           Withdrawals on Account of Financial Hardship or Unforeseeable Emergency.  If a Participant experiences a Financial Hardship or Unforeseeable Emergency, such Participant may request the Committee to approve the withdrawal of all or a portion of the aggregate value of his or her Accounts in the form of an immediate single-sum payment, subject to the limitations set forth below.  For purposes of this Section 11.1, references to “Financial Hardship” shall include an “Unforeseeable Emergency” unless otherwise specifically stated.

a.
Withdrawals for Financial Hardship shall be limited to amounts in a Participant’s Grandfathered Account and withdrawals for Unforeseeable Emergency shall be limited to amounts in a Participant’s Non-Grandfathered Account.   .

b.
A request for withdrawal shall be made, in writing, and shall set forth the circumstances surrounding the Financial Hardship. As a condition of and part of such request, the Participant shall provide to the Committee his or her written representation that (i) the hardship cannot be relieved by insurance or other reimbursement reasonably available to the Participant, (ii) the hardship can only be relieved by liquidation of the Participant’s assets and any such liquidation would itself result in severe damage or injury to the Participant, and (iii) the Participant has no reasonable borrowing capacity to relieve the hardship. The Committee shall be entitled to request such additional information as may be reasonably required to determine whether a Financial Hardship exists and the amount of the hardship and to establish additional conditions precedent to the review or granting of a request for a withdrawal on account of a Financial Hardship.

c.
If the Committee determines that a Financial Hardship exists, the Committee may authorize the immediate distribution of an amount required to meet the financial need created by such hardship, including any taxes payable on account of such distribution.

d.	To effect a withdrawal hereunder, each Participant’s investment specifications shall be deemed liquidated on a pro rata basis.

e.
The amount of a withdrawal on account of a Financial Hardship shall reduce the amount credited to a Participant’s Accounts, and the Participant’s Accounts shall be reduced by an amount equal to 10% of the amount withdrawn.

f.
The Committee shall require, as a condition of any withdrawal on account of a Financial Hardship, the termination of any deferral election as to any Fees with respect to which services have not yet been performed and shares of Common Stock which have not been transferred to the Participant. In no event shall the affected Participant be entitled to enter into a new Schedule A or complete the On-Line Enrollment process until the January 1st immediately following the year in which such cessation of a deferral occurs.

g.
The Committee may establish such additional rules as may be reasonably required to administer the withdrawal of amounts under this Section 11.1. Such rules may include, but shall not be limited to, the imposition of additional conditions precedent to the withdrawal, the determination of the amount of any benefit reduction, and the disposition of any terminated deferral election under Section 11.1f, hereof. The determination by the Committee as to all matters pertaining to a Financial Hardship shall be final and binding upon all affected Participants and Beneficiaries.

11.2           Early Payments.  Notwithstanding any provision of this Plan to the contrary, the Committee may direct the distribution to any Participant (or Beneficiary) in the form of an immediate single-sum payment all or any portion of the amount then credited to a Participant’s affected Grandfathered Account, if an Adverse Determination is made with respect to such Participant. For this purpose, the term “Adverse Determination” shall mean that, based upon Federal tax or revenue law, a published or private ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury, a decision by a court of competent jurisdiction, a closing agreement made under Section 7121 of the Code that is approved by the Internal Revenue Service and involves such Participant or a determination of counsel, a Participant has or will recognize income for Federal income tax purposes with respect to any amount that is or will be payable under this Plan from his or her Grandfathered Account before it is otherwise to be paid hereunder.

Notwithstanding the provisions of this Section 11.2, any payment on account of an Adverse Determination shall be made in accordance with an opinion of counsel that such payment complies with any restrictions or limitations imposed under applicable Federal or state securities laws.

With respect to amounts in a Participant’s Non-Grandfathered Account, the Plan Committee may direct the trustee of any trust established pursuant to Paragraph 10.2, hereof, to distribute to a Participant in a single-sum payment the amount credited to a Participant’s Non-Grandfathered Account following the occurrence of one or more of the following permissible accelerated distribution events under Treas. Reg. Section 1.409A-3(j)(4)(iii) (conflicts of interest), (j)(4)(vi) (payment of employment taxes), (j)(4)(vii) (payment upon income inclusion under Section 409A), (j)(4)(ix) (plan terminations and liquidation), (j)(4)(xi) (payment of state, local or foreign taxes), (j)(4)(xiii) (certain offsets) and (i)(4)(xiv) (bona fide disputes).

11.3           Change in Control.  Notwithstanding any provision of this Plan to the contrary, upon the occurrence of a Change in Control, the aggregate value of each Participant’s Account shall be paid to the Participant in a single lump sum (regardless of the form of payment elected by the Participant) within 60 days of the occurrence of a Change in Control.

11.4           Disability Benefit.  If a Participant becomes Disabled, the Company shall pay to the Participant the benefit described in Section 9.2 in lieu of any other benefit under this Plan.  A Participant shall be deemed to be “Disabled” or have a “Disability” if the Participant (i) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 6 months under the Company’s (or an Affiliate’s) separate long-term disability plan, if such director were a participant therein, or (ii) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

a.	The benefit described in Section 9.2 is the value of the Participant’s Account as of the Participant’s Disability determination date.

b.
The Company shall pay the benefit to the Participant in the payment form elected by the Participant during the On-Line Enrollment process or on Schedule A for each Class Year commencing on the first day of the month following the month which includes the Disability determination date.

ARTICLE XII
PLAN ADMINISTRATION

12.1           Powers.  This Plan and all matters related thereto shall be administered by the Committee. Notwithstanding the foregoing, the Board of Directors may act in lieu of the Committee hereunder. The Committee shall have the power and authority to interpret the provisions of this Plan and shall determine all questions arising under the Plan including, without limitation, all questions concerning administration, eligibility, the determination of benefits hereunder, and the interpretation of any form or other document related to this Plan. In addition, the Committee shall have the authority to prescribe, amend and rescind rules and administrative procedures relating to the operation of this Plan, to instruct any trustee as to the investment of any asset held for the purposes described in Section 14.3 hereof, and to correct any defect, supply any omission or reconcile any inconsistency in this Plan.

Any determination by the Committee need not be uniform as to all or any Participant hereunder. Any such determination shall be conclusive and binding on all person. The

Committee shall engage the services of such independent actuaries, accountants, attorneys and other administrative personnel as it deems necessary to administer the Plan.

12.2           Payments.  The Committee shall have the power and authority to determine the time and amount of any distribution or withdrawal hereunder. The Committee shall direct the trustee of any trust established pursuant to Section 14.3 hereof, in writing, as to any such distribution or withdrawal.

12.3           Delegation of Administrative Authority.  The Committee, in its sole discretion, may delegate to the executive officers of the Company all or any portion of the power and authority granted to it hereunder. When acting in accordance with such delegation (whether made orally or in writing) such officers shall be deemed to possess the power and authority granted to the Committee hereunder and may delegate limited authority to designated employees to facilitate the administration, management or interpretation of the Plan.

ARTICLE XIII
PARTICIPANTS’ RIGHTS

13.1           Spendthrift Provision.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber any amount payable hereunder. No amount payable under this Plan shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debt, judgment, alimony or separate maintenance owed by a Participant or any other person. No amount payable under this Plan shall be transferable by operation of law in the event of a Participant’s or other person’s bankruptcy or insolvency.

13.2           Transfer of Options.  Notwithstanding the provisions of Section 13.1 to the contrary, the Committee, in its sole discretion, may provide that Options granted hereunder, including outstanding Options granted prior to the Effective Date, may be transferred by a Participant to members of such Participant’s immediate family, any trust for the benefit of such family members, and/or partnerships whose partners are such family members, but such transferees may not transfer such Options to third parties. For purposes of this Section 13.2, the term “immediate family” shall have the meaning ascribed to such term in Rule 16a-1(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

           Each transferee shall be subject to the terms and conditions applicable to the Option prior to the transfer, and prior to any transfer hereunder, each such transferee and the related Participant shall enter into a written agreement with the Committee acknowledging such terms and conditions, including, but not limited to, the conditions with regard to the liability for payment of any and all taxes, as well as any other restriction determined to be reasonably necessary by the Committee. To the extent the Committee determines that any transfer hereunder would result in the loss of the exemption provided under Rule 16b-3 of the Exchange Act or a similar provision, such transfer shall be deemed invalid.

13.3           Obligation for Benefit Payments.  Notwithstanding any provision of this Plan to the contrary, the payment of benefits under this Plan shall remain the obligation of the Company or any such Affiliate. In the event the Company designates a third-party as the payor of the benefits and the assets of such third-party are insufficient to meet the payment obligations of the Company or an Affiliate, the Company or such Affiliate shall remain responsible for such deficiency.

13.4           Tax Reporting.  The Company or an Affiliate or any third-party payor shall report, and if necessary, withhold from the payment benefits hereunder any amount required to be withheld under applicable Federal or state tax laws.

ARTICLE XIV
MISCELLANEOUS

14.1           Termination of Plan.  The Board of Directors shall have the right, at any time, to terminate this Plan. The Board shall provide written notice of such termination to each Participant hereunder. In the event of any such termination, the deferral of Fees and Common Stock hereunder shall immediately cease. Each Participant shall receive a distribution of the value of his or her Grandfathered Account as of the Determination Date that is at least six months after the date of termination. Such distribution of the Participant’s Grandfathered Account shall be made in the form of an immediate single-sum payment, and amounts allocated to Common Stock Credits shall be distributed in the form of Common Stock, with cash distributed in lieu of a fractional share. Notwithstanding the foregoing, termination of the Plan with respect to the portion of the Plan that includes Non-Grandfathered Accounts must comply with the requirements of Treas. Reg. Section 1.409A-3(j)(4)(ix).  .

14.2           Amendment and Modification.  The Board of Directors of the Company may amend this Plan, in its discretion; provided, however, that any amendment adversely affecting amounts then credited to Accounts hereunder shall be approved by each affected Participant (or his or her Beneficiary). Notwithstanding the foregoing, the consent of any Participant or Beneficiary shall not be required if the Board of Directors reasonably determines that an amendment is necessary to ensure that amounts credited to a Participant’s Accounts are not subject to Federal income taxation until withdrawn or distributed or to ensure that the Plan is deemed to be unfunded within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

14.3           Funding.  The Company may, in its discretion, establish a trust in connection with the adoption of this Plan. Each year during the continuance of this Plan, the Committee may designate amounts or property to be added to the trust on behalf of the Company or an Affiliate. The property comprising the assets of such trust, including any insurance policy on the life of a Participant purchased by such trust or contributed to such trust by the Company or an Affiliate, shall at all times remain the property of such trust. The trustee of such trust shall distribute the assets comprising such trust in accordance with the provisions and the trust agreement, all as instructed by the Committee, but in no event shall such trustee distribute the assets of such trust to or for the benefit of the Company or any Affiliate, except as provided in the trust agreement.

No Participant or Beneficiary shall have the right to, or claim under or against, any insurance policy on the life of the Participant obtained by the Company or an Affiliate or any asset held in trust to help defray the cost incurred in providing benefits under this Plan. Any such policy or other property shall be, and remain, a general, unpledged asset of the Company or an Affiliate or the trust, as the case may be.

14.4           Inurement.  This Plan shall be binding upon and shall inure to the benefit of the Company and each Participant hereto and their respective heirs, executors, administrators, successors and assigns.

14.5           Governing Law.  This Plan is governed by the internal laws of the State of Louisiana, in all respects, including matters of construction, validity and performance.

THIS PLAN was approved by the Board of Directors of Whitney Holding Corporation on January 24, 2001, to be effective as of April 25, 2001 and was subsequently amended and restated in order to comply with Section 409A of the Code.

WHITNEY HOLDING CORPORATION

By:

Its:                           President

WHITNEY HOLDING CORPORATION
2001 DIRECTORS’ COMPENSATION PLAN

EXHIBIT A

The following shall be Affiliates designated as participating entities under the Whitney Holding Corporation 2001 Amended and Restated Directors’ Compensation Plan:

Name	Federal Tax Identification Number
Whitney National Bank	72-0352102

This Exhibit A shall be amended from time to time by the Committee to add or remove entities designated as participating entities under the Plan.

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